EXHIBIT 99.01
October 2, 2008
Kenneth E. Schwartz, M.D.
[ADDRESS]
Re: Continuation of Health Benefits under COBRA
Dear Ken:
As you are aware, Genelabs will continue your group coverage for health insurance through October 31, 2008. You have the right to continue your group health insurance coverage for up to eighteen months following the termination of your employment pursuant to COBRA.
Per our agreement, providing you do elect to continue your health benefits under COBRA, Genelabs will pay the full cost of those benefits from November 1, 2008 through December 31, 2008. Effective January 1, 2009, you will be fully responsible for the monthly cost of any benefits you choose to continue under COBRA.
Should you have any questions, please feel free to contact me.

Sincerely,
/s/ Harriet Bell

Harriet Bell, SPHR HR Consultant